FOR IMMEDIATE RELEASE

Ceramics Process Systems Corporation
Grant Bennett
President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614 ext 18
Fax: (508) 222-0220
E-mail: gbennett@alsic.com"
Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES THIRD QUARTER 2004 RESULTS

Chartley, Massachusetts, November 5, 2004. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced net income of $181 thousand or $0.01 per basic and diluted common share, on revenue of $1.8 million for the fiscal quarter ended September 25, 2004. This compares with net income of $7 thousand, or $0.00 per basic and diluted common share on revenue of $868 thousand for the fiscal quarter ended September 27, 2003.

Grant Bennett, President, said: "As a producer of thermal management components for high-density electronics, our revenues depend on both the number of design wins we achieve, and the strength of the sales of our customers` systems which incorporate our components. The 108% increase in year-to-year revenue represents both new design wins, particularly in the flip-chip packaging segment, and a firming up of demand for existing part numbers, particularly in the cellular basestation market segment. AlSiC continues to gain broader acceptance as the low-cost solution for heat spreading in high-reliability, high-density applications. We believe that CPS will achieve an increasing number of design wins in our current market segments as customers increase circuit speeds and densities.

CPS develops, manufactures and markets advanced metal-matrix composites for housing and providing thermal management of high-density electronics. The Company`s products are primarily used in high-density microprocessor and ASIC assemblies (flip chip packaging), cellular basestations, motor controllers, and satellite communications.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, fluctuations in customer demand and changing general economic or business conditions in 2004, or a downturn in the electronics industry.

CERAMICS PROCESS SYSTEMS CORPORATION
(CPS) (OTC Bulletin Board: CPSX)
For the Fiscal Quarters Ended
	Sept. 25,	Sept. 27,
	2004	2003

Revenue	$ 1,804,863	$ 867,883

Net Income	$ 180,566	$ 6,882

Basic earnings per basic share	$ 0.01	$ 0.00

Weighted average basic shares	12,293,209	12,293,209

Diluted earnings per diluted shares	$ 0.01	$ 0.00

Weighted average diluted shares	12,714,703	12,475,015

For the Nine-Month Periods Ended
	Sept. 25,	Sept. 27,
	2004	2003

Revenue	$ 4,886,472	$ 2,570,061

Net income (loss)	$ 490,994	$ (170,335)

Basic earnings (loss) per basic share	$ 0.04	$ (0.01)

Weighted average basic shares	12,293,209	12,293,209

Diluted earnings (loss) per diluted shares	$ 0.04	$ (0.01)

Weighted average diluted shares	12,436,792	12,293,209